 Exhibit 5.1

April 27 , 2009

Board of Directors Epic Energy Resources, Inc. 1450 Lake Robbins, Suite 160 The Woodlands, Texas 77380

Re: Post-Effective Amendment to Registration Statement on Form S-1

Dear Ladies and Gentlemen:

We have acted as special counsel to Epic Energy Resources, Inc., a Colorado corporation (the “Company”), in connection with the sale by certain selling shareholders of the Company of an aggregate of up to 34,314,674 shares of common stock, no par value (the “Common Stock”), of the Company.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Company's Post-Effective Amendment to Registration Statement on Form S-1 (the “Registration Statement”) as filed with the U.S. Securities and Exchange Commission (the “Commission”) on April 27, 2009; (ii) the Articles of Incorporation, as amended, of the Company, as currently in effect; (iii) the Bylaws, as amended, of the Company, as currently in effect ; (iv) the December 5, 2007 Purchase Agreement pursuant to which the Company agreed to sell an aggregate of $20,250,000 in principal amount of debentures and warrants, and the Common Stock Purchase Warrant Agreement issued pursuant thereto; and (v) the December 5, 2007 Securities Purchase Agreement pursuant to which the Company agreed to sell an aggregate of $10,000,000 in Common Stock and warrants, and the Common Stock Purchase Warrant Agreement issued pursuant thereto .  We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records, as we have deemed necessary or appropriate as a basis for the opinion set forth herein.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents.  In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, its directors and officers, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties.  As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company.

The opinion is limited in all respects to the law of the State of Colorado, and we express no opinion as to the laws of any other jurisdiction.

Based upon and subject to the foregoing, we are of the opinion that the shares of Common Stock mentioned above, will be duly authorized, validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Opinion” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

PATTON BOGGS LLP

/s/ Patton Boggs LLP